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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING
                          Commission File Number: 811-05506

(CHECK ONE): / /Form 10-K / /Form 20-F / / Form 11-K / /Form 10-Q / /Form N-SAR /X/Form N-CSR

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                 For Period Ended: November 30, 2004
                                  --------------------------------------------
                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 ------------------------------
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

College and University Facility Loan Trust Two
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Full Name of Registrant

N/A
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Former Name if Applicable

c/o U.S. Bank
One Federal Street
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Address of Principal Executive Office (STREET AND NUMBER)

Boston, MA 02110
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar
/X/ day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

Additional time is needed to comply with the new disclosure and certification requirements set forth under the Sarbanes-Oxley Act of 2002 and the related rules promulgated by the Securities and Exchange Commission. The Company expects to file a complete report on Form N-CSR within the time period permitted pursuant to this Notification of Form 12b-25.

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              DIANA J. KENNEALLY            (617)              603-6406
    ---------------------------------- ----------------- ----------------------
                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                College and University Facility Loan Trust Two
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                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                 COLLEGE AND UNIVERSITY FACILITY LOAN TRUST TWO

                                 By: U.S. Bank, not in its individual
                                 capacity, but solely as Owner Trustee under
                                 a Declaration of Trust dated March 11, 1988
                                 and Amended and Restated on May 12, 1988,
                                 and December 4, 1989.

    Date January 31, 2005        By /s/ Diana J. Kenneally
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                                   Diana J. Kenneally, Assistant Vice President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

____________________________________ATTENTION__________________________________

  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S.C. 1001).
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